Exhibit 99.4

Terminal Drive   •   Plainview, NY 11803   •   Phone: (516) 677-0200   •   Fax: (516) 677-0380   •   www.veeco.com

Date:	February 2, 2017

To:	All Veeco Employees

From:	John Peeler

Subject:	Important Acquisition News

I am pleased to share some exciting news with you that we just announced today.  Veeco has signed a definitive agreement to acquire Ultratech (NASDAQ: UTEK), a leading supplier of lithography and laser annealing products for advanced packaging, LED and front-end semiconductor markets.

The combination of Veeco and Ultratech will bring together highly complementary products, technologies and operations, which will enhance our scale and drive increased growth and innovation.  Ultratech, the recognized leader of lithography for the advanced packaging market, combined with Veeco’s PSP solutions, will establish Veeco as a clear market leader in advanced packaging and offers us an increased position in the semiconductor market. Veeco’s leadership in MOCVD technology and our strong position in the lighting and display markets will help accelerate Ultratech’s LED market access as well.

We expect to close the transaction in the second quarter of this year, subject to approval by Ultratech’s shareholders and regulatory agencies.

Thank you for your continued support and commitment as we pursue this important next step for Veeco’s growth.

Click here to read the press release.

Sincerely,

John R. Peeler, Chairman & CEO

Additional Information and Where to Find It

In connection with the proposed acquisition of Ultratech (“Ultratech”) by Veeco (“Veeco”) pursuant to the terms of an Agreement and Plan of Merger by and among Ultratech, Veeco and Merger Sub, Veeco will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Form S-4”) that will contain a proxy statement of Ultratech and a prospectus of Veeco, which proxy statement/prospectus will be mailed or otherwise disseminated to Ultratech’s stockholders when it becomes available.  Investors are urged to read the proxy statement/prospectus (including all amendments and supplements) because they will contain important information.  Investors may obtain free copies of the proxy statement/prospectus when it becomes available, as well as other filings containing information about Veeco and Ultratech, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents may also be obtained for free from the companies’ web sites at www.Veeco.com or www.Ultratech.com.

Participants in Solicitation

Veeco, Ultratech and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Ultratech in connection with the proposed transaction.  Information about Veeco’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 25, 2016 and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 22, 2016. Information about Ultratech’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 26, 2016, Amendment No. 1 to its Annual Report on Form 10-K, which was filed with the SEC on April 22, 2016, and the proxy statements for its 2016 annual meeting of stockholders, which were filed with the SEC on June 10, 2016 and June 13, 2016. Investors may obtain more detailed information regarding the direct and indirect interests of the Veeco, Ultratech and their respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statement/prospectus regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Veeco’s proposed acquisition of Ultratech, Ultratech’s and Veeco’s expected financial performance, as well as Ultratech’s and Veeco’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that Ultratech may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement.  In addition, please refer to the documents that Veeco and Ultratech file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Veeco and Ultratech identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication nor, in the case of any document incorporated by reference, the date of that document. Neither Veeco nor Ultratech is under any duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.